Exhibit 99.1 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: March 17, 2009

This investor update provides information on Continental's guidance for the first quarter and the full year 2009.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)
Consolidated domestic bookings for the next six weeks are running 4 - 5 points higher as compared to the same period as last year.  Mainline Latin bookings are running flat to up 1 point as compared to last year.  Transatlantic bookings are 5 - 6 points ahead of last year.  Pacific bookings are about flat as compared to last year.

For the first quarter of 2009, the Company expects both its consolidated and mainline load factors to be down
3 - 4 points year-over-year (“yoy”).

Largely as a result of declining business travel, the Company has experienced yoy yield degradation, which has accelerated sequentially since January 2009 and has become significant.  As a result, yoy revenue per available seat mile (“RASM”) on both a consolidated and mainline basis has deteriorated, and that deterioration has accelerated sequentially since January 2009 and has become significant as well.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
Continental anticipates ending the first quarter of 2009 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $2.6 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the first quarter 2009 is expected to be between $340 and $350 million.

	2009 Estimate
Available Seat Miles (ASMs)	Year-over-Year % Change
	1st Qtr.	Full Year
Mainline
Domestic	(12.3)%	(6 - 7)%
Latin America	1.4%	0 - 1%
Transatlantic	(2.9)%	(6 - 7)%
Pacific	(10.2)%	7.5 - 8.5%
Total Mainline	(7.7)%	(4 - 5)%

Regional	(3.9)%	(5 - 6)%

Consolidated
Domestic	(10.7)%	(6 - 7)%
International	(3.0)%	(1 - 2)%
Total Consolidated	(7.3)%	(4 - 5)%

Load Factor	1st Qtr. 2009 (E)			Full Year 2009 (E)
Domestic	79%	-	80%	82%	-	83%
Latin America	78%	-	79%	80%	-	81%
Transatlantic	66%	-	67%	75%	-	76%
Pacific	73%	-	74%	74%	-	75%
Total Mainline	75%	-	76%	79%	-	80%

Regional	70%	-	71%	74%	-	75%

Consolidated	74%	-	75%	79%	-	80%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

Pension Expense and Contributions
Earlier this quarter the Company contributed $50 million to its defined benefit pension plans.  Based on the status of the plans as of the beginning of the most recent plan years, the Company expects to make approximately $75 million in additional contributions to its defined benefit pension plans during the remainder of calendar year 2009.  However, certain factors, including asset performance, could result in the Company making additional contributions beyond the expected $75 million.  The Company does not believe, based on asset performance year to date, that any such additional contributions would have a material effect on the Company's unrestricted cash balance.

Continental estimates that its non-cash pension expense will be approximately $250 million for 2009.  This amount excludes non-cash settlement charges related to lump-sum distributions.  Settlement charges are expected during 2009, but the Company is not able to estimate the amount of these charges at this time.

CASM Mainline Operating Statistics	2009 Estimate (cents)
	1st Qtr.			Full Year
CASM	10.60	-	10.65	10.53	-	10.58
Special Items per ASM	0.00			0.00
CASM Less Special Items (a)	10.60	-	10.65	10.53	-	10.58
Aircraft Fuel & Related Taxes per ASM	(2.64)			(2.69)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	7.96	-	8.01	7.84	-	7.89

CASM Consolidated Operating Statistics	2009 Estimate (cents)
	1st Qtr.			Full Year
CASM	11.49	-	11.54	11.38	-	11.43
Special Items per ASM	0.00			0.00
CASM Less Special Items (a)	11.49	-	11.54	11.38	-	11.43
Aircraft Fuel & Related Taxes per ASM	(2.81)			(2.88)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.68	-	8.73	8.50	-	8.55

Variable Compensation
In accordance with the Company's profit sharing plan, to the extent applicable, profit sharing accruals are accrued each quarter based on the actual cumulative profits earned year-to-date.  For more information regarding this program, see the Company’s 2008 Form 10-K.  Generally, the profit sharing program provides for a profit sharing pool for eligible employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing program).

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $10.02 on February 27, 2009 was used in estimating the expense impact of the awards for the Company's 2009 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from February 27, 2009 will result in an increase or decrease of approximately $2 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the first quarter 2009.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2008 Form 10-K.

Fuel Requirements (Gallons)	2009 Estimate
	1st Qtr.	Full Year
Mainline	333 million	1400 million
Regional	71 million	292 million

Mainline Fuel Price per Gallon (including fuel taxes and impact of hedges)	$1.85	$1.89

Fuel Hedges - As of March 13, 2009
As of March 13, 2009, the Company's projected consolidated fuel requirements were hedged as follows, excluding recently terminated contracts with Lehman Brothers:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
First Quarter 2009
WTI crude oil call options	26%	$2.54	N/A	N/A
WTI crude oil swaps	20%	1.09	20%	$1.09
WTI crude oil collars	11%	3.32	11%	2.39
Total	57%		31%
Second Quarter 2009
WTI crude oil collars	34%	$3.48	34%	$2.61
Total	34%		34%
Third Quarter 2009
WTI crude oil swaps	5%	$1.31	5%	$1.31
WTI crude oil collars	10%	3.21	10%	2.40
Total	15%		15%
Fourth Quarter 2009
WTI crude oil swaps	5%	$1.36	5%	$1.36
Total	5%		5%
Full Year 2009
WTI crude oil call options	6%	$2.54	N/A	N/A
WTI crude oil swaps	7%	1.17	7%	$1.17
WTI crude oil collars	14%	3.40	14%	2.53
Total	27%		21%

Based on the forward curve for WTI as of March 13, 2009, the Company estimates that all of its fuel hedges (including the impact of residual unrecognized loss on the fuel hedges with Lehman Brothers) would result in a net increase in fuel expense of $0.36 per gallon in the first quarter 2009 and $0.27 per gallon for the full year 2009.  For the un-hedged portion of its consolidated fuel requirements, the Company is assuming an average cost of jet fuel (including fuel taxes) of $1.49 for the first quarter and $1.62 for the full year 2009.

The Company has no fuel hedge contracts beyond 2009.

As of March 13, 2009 the Company had $177 million posted with its fuel hedge counterparties in the form of cash and an additional $63 million secured by one 777-200 aircraft and one 757-200 aircraft.

Selected Expense Amounts	2009 Estimated Amounts ($Millions)
	1st Qtr.	Full Year
Aircraft Rent	$236	$928
Depreciation & Amortization	$111	$480
Net Interest Expense*	$81	$337
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

Debt and Capital Leases
As of March 17, 2009, scheduled debt and capital lease payments for the full year 2009 are estimated to total $536 million, with approximately $94 million, $44 million, $339 million and $59 million to be paid in the first, second, third and fourth quarters of 2009, respectively.

Cash Capital Expenditures ($Millions)	2009 Estimate
Fleet Related	$210
Non-Fleet	210
Rotable Parts & Capitalized Interest	55
Total	$475
Net Purchase Deposits Paid/(Refunded)	13
Total Cash Capital Expenditures	$488

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2009 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $78	123	136	$6
Between $49 - $78	123	132	$3
Under $49	123	123	--
Net Loss	123	123	--

Full Year 2009 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $243	124	137	$19
Between $157 - $243	124	133	$11
Under $157	124	124	--
Net Loss	124	124	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.  The number of shares used in the actual EPS calculation will likely be different than those set forth above.

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company’s 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.